Exhibit 99.2

       Greatbatch Announces Definitive Agreement to Acquire EAC

      EAC's rechargeable battery focus complements Electrochem's technology portfolio


    CLARENCE, N.Y--(BUSINESS WIRE)--Nov. 5, 2007--Greatbatch, Inc. (the "Company") (NYSE:GB) announced today that its subsidiary, Electrochem Commercial Power, signed a definitive asset purchase agreement to acquire Engineered Assemblies Corporation ("EAC") for approximately $12 million in cash. The Company expects to close this transaction in November 2007. EAC, based in Teterboro, New Jersey, with operations in Suzhou, China, is a leading provider of custom battery solutions and electronics integration focused on rechargeable battery systems.

    EAC complements and extends the array of markets Electrochem currently serves, such as military and aerospace, oceanographic and seismic surveying, and other industrial markets. In addition to these areas, EAC also supplies power solutions for external medical devices such as automated external defibrillators, infusion pumps, patient monitoring devices and MRI equipment.

    The Company anticipates that EAC will have annual sales in the range of $20-$23 million for 2007. Excluding one-time purchase accounting adjustments, such as in-process R&D charges, earnings are expected to be neutral in 2007 & 2008 and accretive thereafter.

    Susan Bratton, Senior Vice President - Greatbatch Commercial, stated, "The addition of EAC to the Electrochem and Greatbatch family will allow us to offer a more complete set of power solutions to our customers and service the growing demand for rechargeable technologies in many of our markets. EAC's well-known reputation and stellar product reliability are a natural fit with Electrochem's trusted brand name in the marketplace. Customers can now find battery power for their mission-critical applications in both single use primary and multiple use rechargeable battery technologies, all from the same company.

    'The addition of EAC, along with Electrochem's recent acquisition of IntelliSensing LLC, provides our customers with a range of power and wireless solutions to help manage their businesses more effectively, all through the Electrochem brand. Our differentiated set of technology offerings will provide more value for customers in mission critical markets, positioning us for success in the marketplace."

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, vascular and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of lithium cells and battery packs for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography and seismic surveying. Additional information about the Company is available at www.greatbatch.com.

    CONTACT: Greatbatch, Inc.
             Tony Borowicz, 716-759-5809
             Treasurer and Director of Investor Relations tborowicz@greatbatch.com